Exhibit 10.64

EQUITY JOINT VENTURE CONTRACT

CNGC—IMPCO TECHNOLOGIES, LLC

This Equity Joint Venture Contract (the “Contract”) is made and executed as of the 16 day of December, 2002, by and between IMPCO Technologies, Inc., a company incorporated under the laws of the State of Delaware U.S.A., and having its principal office of business located at 16804 Gridley Place, Cerritos, California 90703, U.S.A. (hereinafter referred to as “IMPCO”), and China Natural Gas Co. Ltd., a company organized under the laws of the People’s Republic of China, and having its principal office of business located at No. 143 Huayou Road, Chengdu, Sichuan, People’s Republic of China (hereinafter referred to as “CNGC”).

WHEREAS, IMPCO is engaged in the manufacturing of alternate fuel management systems and components; and

WHEREAS, IMPCO manufactures world class components, which it wishes to make available to the JVC; and

WHEREAS, CNGC is engaged inter alia in the development and sale of alternate fuel systems (hereinafter referred to as “CNG and LPG”) in the People’s Republic of China; and

WHEREAS, the Parties (as defined below) have agreed to enter into this Contract, subject to obtaining all necessary approvals, permissions, consents, validations, confirmations, licenses and any other authorizations required to organize an equity joint venture in the People’s Republic of China with the main object of R & D, manufacturing (including assembling) and selling alternate fuel management systems, including but not limited to, CNG Kits, LPG Kits and components for automobiles and other associated and incidental services to customers; and

WHEREAS, IMPCO will contribute the use of the Intellectual Property/Technology Assets (as defined below) and cash to the JVC for general working capital purposes; and

WHEREAS, CNGC will contribute cash to the JVC for general working capital purposes; and

WHEREAS, the Parties are ready, willing and able to assist each other and cooperate in the manner set out hereinafter, to ensure the establishment and success of the JVC. The Parties shall cooperate with each other in the performance of their respective duties and obligations under this Contract to achieve the terms, purposes and intent of this Contract and the Parties shall exercise their respective voting and other rights through their respective members on the Board of Directors so as to give effect to the rights conferred upon the respective Parties by the terms of this Contract.

NOW THEREFORE, in consideration of the mutual promises and covenants hereby contained, this Contract witnesses and the Parties hereto have agreed as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	In this Contract, unless the context otherwise requires, the following terms shall be defined as provided below:

“Accountants” shall mean Ernst & Young LLP or such other accounting firm registered in the People’s Republic of China as may be selected by the Board of Directors from time to time.

“Affiliate(s)” shall mean with respect to any Party to this Contract any entity which controls, is controlled by, or is under common control with such Party. An entity controls another entity when it owns or controls, directly or indirectly, fifty-one percent (51%) or more of the equity share capital issued and outstanding of the other entity or when it controls, on its own or jointly, the majority of the composition of the board of directors of such other entity.

“Approval(s)” shall mean all government, statutory and/or regulatory permissions, consents, validations, confirmations, licenses and any other authorizations required to be obtained in order to give effect to or implement the provisions of this Contract including, but not limited to, all necessary approvals of the relevant Departments in Charge (as defined below).

“Articles of Association” shall mean the Articles of Association of CNGC—IMPCO TECHNOLOGIES, LLC in the form and substance attached hereto as Exhibit A.

“Board” or “Board of Directors” shall mean the Board of Directors of CNGC—IMPCO TECHNOLOGIES, LLC.

“Book Value of the JVC” shall mean an amount equal to the difference between the JVC’s assets and its liabilities as determined by the Accountants in accordance with the People’s Republic of China generally accepted accounting principles, consistently applied.

“Capital Contribution” shall mean, with respect to each Party, all cash and other property contributed by such Party to the capital of the Company pursuant to this Contract.

“Contract” shall mean this Equity Joint Venture Contract, along with all attachments annexed hereto, and shall include any subsequent amendments or modifications hereto made in writing after the date of execution of this Contract.

“Departments in Charge” shall mean the government ministries and/or state holding companies involved with the approval, enterprise registration and administration of sino-foreign equity joint venture companies in the People’s Republic of China, including, without limitation, the Ministry of Foreign Trade and Economic Cooperation and the State Administration of Industry and Commerce.

“Effective Date” shall mean the date on which the relevant Departments in Charge grant the necessary Approvals for the purpose of giving effect to this Contract and the establishment of the JVC.

“Intellectual Property/Technology Assets” shall mean IMPCO’s brand names and trademarks which are provided, in IMPCO’s sole discretion, to the JVC pursuant to the terms of this Contract (including, without limitation, any of IMPCO’s trademarks that are registered in the Territory (as defined below) or any other place pursuant to the terms of this Contract) and IMPCO’s technical know-how and certain technology related to the R & D and, assembling (manufacturing) process, including, without limitation, available secret, specialized and proprietary know-how, technical information, drawings, data, charts, graphs, procedure books, operation manuals and data, technical processes and other technical literature, tangible or intangible, necessary for the R & D and, assembling (manufacturing) or testing of the systems or otherwise related to the Products (as defined below) which is possessed and controlled by IMPCO at the date of the execution of this Contract by the Parties and not otherwise known by CNGC and which is provided, in IMPCO’s sole discretion, to the JVC pursuant to the terms of this Contract.

“JVC” shall mean the limited liability company to be established and organized under the Sino-Foreign Equity Joint Venture Law and the other relevant laws of the People’s Republic of China pursuant to the terms of this Contract and, subject to the approval of the relevant Departments in Charge, with the name “CNGC—IMPCO TECHNOLOGIES, LLC” or such other name as may be agreed by the Parties, with the main object of R & D and, assembling (manufacturing) and selling alternate fuel management systems, including but not limited to, CNG Kits, LPG Kits and components for automobiles and other associated and incidental services to customers.

“Membership Interest” shall mean IMPCO’s and CNGC’s respective ownership interest in the JVC, including any and all benefits to which either Party is entitled pursuant to this Contract and applicable laws, together with all obligations of such Party to comply with the terms of this Contract.

“Parties” shall mean IMPCO and CNGC, and the term “Party” shall individually refer to IMPCO or CNGC, as the case may be.

“Percentage Interest” shall mean, as to each Party, the ratio of such Party’s Capital Contributions to all Capital Contributions of the Parties, and each Member’s Percentage Interest as set forth in Section 2.3 hereof, as such Section 2.3 may be modified or supplemented from time to time pursuant to this Contract.

“Products” shall mean alternate fuel management systems, including but not limited to, CNG Kits, LPG Kits and components for automobiles to be developed or assembled (manufactured) by the JVC, and any other products as may be mutually agreed from time to time by the Parties to this Contract.

“Territory” shall mean the province of Sichuan Chongqing Municipality in the People’s Republic of China.

1.2	In this Contract, unless the contrary intention appears, a reference to:

(i)	an “amendment” includes a supplement, novation, replacement or re-enactment and “amended” is to be construed accordingly;

(ii)	“assets” includes properties (both present and future and whether tangible or intangible and including intellectual property and intellectual property rights), revenues, investments, cash flows, rights, benefits, interests and titles of every description;

(iii)	an “authorization” includes an authorization, consent, clearance, approval, resolution, license, permit, exemption, filing or registration;

(iv)	“control” means:

a)	the ability to appoint more than one half of the members of the board of directors or board of management (howsoever described) of an entity or to control more than 50% of the voting rights of the members of such board; or

b)	the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting capital, by contract, laws and regulations or otherwise;

(v)	a “law” includes any constitution, statute, law, rule, ordinance, judgment, order, decree, authorization, or any published directive, guideline, requirement or governmental restriction having the force of law, or any determination by, or interpretation of any of the foregoing by any judicial authority, whether in effect as of the date of this Contract or thereafter and each as amended or re-enacted from time to time;

(vi)	a “month” is a reference to a period starting on one day in a calendar month and ending on the date immediately before the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

(vii)	a “person” includes:

a)	any individual, corporation, partnership, joint venture, association of persons, trust, unincorporated organization, government (central or local), sovereign state (or any agency, department, authority or political subdivision thereof), international organization, agency, authority or other entity (in each case whether or not having separate legal personality) and includes any of its successors, transferees and assignees and, in particular:

i)	in the case of an individual, any legal representative, administrator, executor and heir of that individual; and

ii)	in the case of a trust, any trustee of that trust;

(viii)	a “regulation” includes any applicable regulation, rule, official directive, order, decree, request, guideline, requirement or restriction (whether or not having the force of law but if not, being of a kind with which it is customary for companies within the relevant industry to comply) of any governmental, inter-governmental agency, department or regulatory, self-regulatory or other authority or organization, each as amended from time to time;

(ix)	a clause, a schedule or an annex is a reference to a clause of or a schedule or annex to this Contract;

(x)	a schedule, an appendix or an annex to or of a document forms an integral part of that document;

(xi)	the singular includes a reference to the plural (and vice versa);

(xii)	the masculine includes a reference to the feminine and neuter;

(xiii)	a time of day is a reference to Beijing Standard Time.

(xiv)	the term “including”, “include” or “includes” shall be deemed to be followed by the phrase “but not limited to”; and

(xv)	the index to and the headings in this Contract are for convenience only and are not to be relied upon in construing this Contract.

ARTICLE II

ORGANIZATION AND CAPITALIZATION OF CNGC—IMPCO TECHNOLOGIES, LLC

2.1	The Parties hereby agree to organize the JVC as a sino-foreign limited liability company in accordance with the Sino-Foreign Equity Joint Venture Law and the other relevant laws of the People’s Republic of China. The liability of each Party shall be limited to its invested capital. Subject to the necessary Approvals of the relevant Departments in Charge, the name of the company shall be CNGC—IMPCO TECHNOLOGIES, LLC or such other name as may be agreed by the Parties. The Parties shall take all reasonably necessary steps for the organization of CNGC—IMPCO TECHNOLOGIES, LLC.

2.2	All reasonable costs, fees and other expenses necessary for the establishment of the JVC (excluding any legal fees), including, but not limited to, registration fees, shall be paid by the JVC or paid by the Parties and reimbursed by the JVC upon ratification by a resolution of the Board of Directors of the JVC.

2.3	The total amount of investment in the JVC shall be US$ 1,000,000 (one million US dollars). The registered capital of the JVC shall be US$ 1,000,000 (one million US dollars). Each Party’s Percentage Interest and initial Capital Contribution is as follows:

(i)	IMPCO’s initial Capital Contribution shall be US$ 510,000 (five hundred and ten thousand US dollars), which shall constitute 51% of the registered capital of the JVC. For all purposes, IMPCO shall be deemed to have a 51% Percentage Interest in the JVC. IMPCO’s initial Capital Contribution shall consist of the following:

a)	Cash in the amount of US$310,000 (three hundred and ten thousand US dollars) (which amount shall include, at the option of IMPCO, the fair market value of any products, components or related materials provided to the JVC by IMPCO for integration into the Products and any completed Products provided to the JVC by IMPCO for sale); and

b)	Subject to the terms of this Contract, the use of the Intellectual Property/Technology Assets (the items or types of which shall be determined by IMPCO in its sole discretion), which use shall be valued at US$ 200,000 (two hundred thousand US dollars).

(ii)	CNGC’s initial Capital Contribution shall be US$ 490,000 (four-hundred and ninety thousand US dollars), which shall constitute 49% of the registered capital of the JVC. For all purposes, CNGC shall be deemed to have a 49% Percentage Interest in the JVC. CNGC’s initial Capital Contribution shall consist of cash in the amount of US$ 490,000 (four hundred and ninety- thousand US dollars).

2.4	The Parties shall share the profits, losses and risks of the JVC in proportion to their respective Percentage Interest. The JVC and CNGC have the responsibilities to assist IMPCO to remit the dividends out of PRC according to relevant laws and regulations of PRC. The dividends shall be distributed as the follows:

(i)	Dividends shall be at the disposal of the Parties. The Parties agree that the payment thereof shall be subject to the approval of the Board of Directors, which approval will not be unreasonably withheld.

(ii)	The Parties acknowledge and agree that the goal will be to distribute in good faith, while taking the interests of the JVC into account, between fifty and seventy-five percent of the after tax profits (and less than the Legal Reserve of 10 % thereof and Employment Welfare Fund of 5% thereof) of the JVC to the Parties.

(iii)	Any extraordinary distribution of profits of the JVC shall require the unanimous approval by the Parties.

(iv)	The Parties agree that for so long as there are working capital loans outstanding to any Party or third party, dividend distributions will not exceed twenty-five percent of the after tax profits (and less than the Legal Reserve of 10 % thereof and Employment Welfare Fund of 5% thereof) of the JVC. The Parties agree not to unreasonably withhold consent to declaring dividends of twenty-five percent of the after tax profits of the JVC.

(v)	The Parties agree that if the Parties agree to take advantage of an investment opportunity, profits will be applied towards that investment opportunity prior to the payment of the dividends.

2.5

The Parties shall pay or provide, as the case may be, such portion of their respective initial Capital Contribution to the JVC within one (1) months upon the issuance of the business license of the JVC, but in no event less than 15% of their respective initial Capital Contribution. The Parties shall pay or provide, as the case may be, the remaining portion of their respective initial Capital Contribution in such amounts and at such intervals as may be determined by the Board of Directors, provided that the remaining portion of their respective initial Capital Contribution shall be paid or provided, as the case may be, no later than six (6) months upon the issuance of the business license of the JVC.

2.6	After each Party has fully paid its respective initial Capital Contribution, the capitalization of the JVC shall be verified by the Accountants and the Accountants shall issue a certificate of verification to the Parties and the JVC with respect to the registered capital of the JVC. Upon full payment by a Party of its initial Capital Contribution, the JVC shall issue a membership interest certificate to such Party signed by the Chairman (as defined below) and the Vice-Chairman (as defined below) of the Board of Directors which shall contain the following particulars: name of the JVC; date, month and year of the establishment of the JVC; names of the Parties and their respective Capital Contribution; date, month and year of the Capital Contribution; and the date, month and year of the issue of the investment certificate. The total amount of registered capital as verified by the Accountants shall not be reduced during the term of this Contract unless such reduction is related to a change with respect to the total investment or the operations of the JVC; provided, however, the registered capital of the JVC shall not be reduced without the unanimous consent of the Board of Directors and the necessary Approvals of the relevant Departments in Charge.

2.7	Additional Capital Contributions shall be made by the Parties from time to time if the Board of Directors determines that such additional Capital Contributions are necessary to accomplish the purposes and objectives of the JVC (“Additional Capital Contributions”). Subject to the Approval of the relevant Departments in Charge, Additional Capital Contributions shall be payable by each of the Parties on a pro-rata basis in accordance with their respective Percentage Interest within fifteen (15) days after notice is given by the Board of Directors; provided, however, during the term of this Contract, the Additional Capital Contributions required to be made by a Party shall not exceed 50% of such Party’s initial Capital Contribution as set forth in Section 2.3 hereof. If any Party fails to make an Additional Capital Contribution when required to do so, such contribution may be provided, in whole or in part, by the other Party, as an Additional Capital Contribution. The Parties’ Percentage Interests shall be adjusted after the payment of any Additional Capital Contributions so that each Party’s Percentage Interest is equal to the ratio of such Party’s Capital Contributions to the aggregate Capital Contributions of the Parties. In the event that any Additional Capital Contribution is paid in a form other than cash, such non-cash Additional Capital Contribution shall be valued at its fair market value as agreed upon by the contributing Party and the Board of Directors.

ARTICLE III

GOVERNANCE OF CNGC—IMPCO TECHNOLOGIES, LLC

3.1	The Articles of Association shall be in accordance with the relevant laws of the People’s Republic of China. The Parties agree that in the event of an ambiguity or inconsistency between this Contract and the Articles of Association, the terms of this Contract shall prevail in each instance.

3.2	The business of the JVC shall be managed by or under the direction of its Board of Directors. Except as otherwise provided in this Contract, the Board of Directors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the JVC, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the JVC’s business.

3.3	The Board of Directors of the JVC shall consist of five (5) Directors. IMPCO shall have the right to nominate and appoint three (3) members of the Board of Directors (the “IMPCO Directors”) and

CNGC shall have the right to nominate and appoint two (2) members of the Board of Directors (the “CNGC Directors”). IMPCO shall be entitled to appoint the Chairman of the Board of Directors (the “Chairman”) from the IMPCO Directors and CNGC shall be entitled to appoint the Vice-Chairman of the Board of Directors (the “Vice-Chairman”) from the CNGC Directors. The representation of IMPCO and CNGC on the Board of the JVC shall be maintained in the above-mentioned ratio; provided, however, if the Percentage Interest of each Party is adjusted pursuant to Section 2.7 hereof, the above-mentioned ratio may also be adjusted by agreement of the Parties if the Party not previously holding the majority Percentage Interest becomes the holder of the majority Percentage Interest. Each Director shall hold office for a term of four (4) years. The term of office of a director may be renewed by the party that had nominated and appointed the director to the Board of Directors. A director may be removed at any time, with or without cause, by the Party that had nominated and appointed such Director. Any vacancy occurring for any reason on the Board of Directors shall be filled by the Party that nominated and appointed the Director causing the vacancy.

3.4	Neither the Chairman, the Vice-Chairman nor any other member of the Board of Directors shall receive or be entitled to receive any compensation for the services provided by them in such capacity to or on behalf of the JVC, provided that the foregoing shall not prevent the JVC from reimbursing members of the Board of Directors for expenses reasonably incurred by them in connection with the services provided by them in such capacity to or on behalf of the JVC or from compensating any member of the Board of Directors who is also an employee or agent of the JVC.

3.5	The President of the JVC shall be appointed by IMPCO and at least one (1) Vice-President of the JVC shall be appointed by CNGC. Subject to the supervision and control of the Board of Directors, the President with the assistance of the Vice-President (or more than one (1) Vice-President as provided in the Articles of Association) shall be in-charge of all day to day management of the JVC, including, but not limited to, all aspects of operations, implementation, personnel, employment or termination as well as remuneration of key executives, personnel, information services, customer services, marketing and sales, accounting, finance and credit collections. The respective powers and obligations of the President and the Vice-President or Vice-Presidents, as the case may be, of the JVC shall be set forth in Articles of Association.

3.6	It is the intent of the parties to enter into a Lease Agreement for the facilities located in Longquanyi District built y CNGC of the JVC. It is agreed that the Lease Agreement shall be in a form acceptable to the JVC and shall be in a separate writing.

ARTICLE IV

TRANSFER OF SHARES

4.1	Except as otherwise permitted by this Contract, during the term of this Contract, no Party shall, directly or indirectly, voluntarily or involuntarily, transfer, sell, assign, pledge, hypothecate, give, encumber or otherwise dispose of (“Transfer”) its Membership Interest in the JVC without (i) the express prior written consent of the other Party, which consent, unless otherwise provided hereunder, may be denied or otherwise delayed or conditioned in each Party’s sole and absolute discretion, (ii) the unanimous consent of the Board of Directors, and (iii) the necessary Approvals of the relevant Departments in Charge. Each Party hereby acknowledges the reasonableness of the restrictions on Transfer of Membership Interests imposed by this Contract in view of the JVC’s purposes and the relationship of the Parties. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

4.2	A Party (the “Transferring Party”) may Transfer all, but not less than all (except for transfers to Affiliates, the Transferring Party shall in no event be entitled to Transfer less than all of its Membership Interest), of its Membership Interest (the Membership Interest proposed to be Transferred referred to as the “Offered Interest”) only if such Transferring Party first offers to sell the Offered Interest to the other Party, as hereinafter provided, and such offer to sell is not accepted.

(i)	Any offer (the “Offer”) to sell shall be given in writing to the non-offering Party and shall describe the Offered Interest, the name and address of the prospective purchaser, transferee or assignee (the “Transferee”), the proposed terms of such Transfer and a copy of any written agreement or other document setting forth the information herein required.

(ii)	Within thirty (30) days after receipt of the Offer by the non-offering Party, the non-offering Party shall have the option to purchase all of the Offered Interest. The non-offering Party shall exercise its option by sending written notice thereof to the Transferring Party, specifying that the Offered Interest is to be purchased by the non-offering Party and setting forth a date for the closing of such purchase which shall occur not later than sixty (60) days after the date of the giving of such notice.

(iii)	The purchase price for the Offered Interest to be purchased by the non-offering Party pursuant to this Section 4.2 shall be equal to (a) in the case of a written offer from a bona fide purchaser to the Transferring Party to sell the Offered Interest, the proposed purchase price contained in such written offer, and (b) in any other case, an amount equal to the then Book Value of the JVC multiplied by the Percentage Interest represented by the Offered Interest to be purchased. On the date for closing specified pursuant to subparagraph (ii) of this Section 4.2, the non-offering Party shall deliver a certified or cashier’s check or checks in the amount of the purchase price for the Offered Interest to be purchased, payable to the order of the Transferring Party.

(iv)	If the Offer is not accepted by the non-offering Party within the period specified by subparagraph (ii) of this Section 4.2 or the non-offering Party fails to consummate the purchase of the Offered Interest pursuant to the terms specified in subparagraph (iii) of this Section 4.2, the Transferring Party shall be entitled, for a period of ninety (90) days after the expiration of the period for acceptance specified in subparagraph (ii) of this Section 4.2 or the date fixed for the closing, as the case may be, to Transfer the Offered Interest to the Transferee in strict accordance with the terms stated in the Offer and the consent of the non-offering Party shall be deemed to have been given and the Parties shall cause the Board of Directors to approve such Transfer. Any Transferee pursuant to this subparagraph (iv) of Section 4.2 shall deliver to the non-offering Party and the JVC a consent in writing to be bound by the terms, restrictions and provisions of this Contract, which is in form and substance reasonably satisfactory to the non-offering Party. If the Transferring Party shall fail to affect such Transfer within such ninety (90) day period, the Offered Interest shall again become subject to all the restrictions of this Section 4.2.

(v)

Notwithstanding the restriction on transfer of Membership Interests stipulated in this Section 4.2, IMPCO and CNGC may Transfer any portion of their Membership Interest to an Affiliate and the consent of the non-transferring Party shall be deemed to have been given and the Parties shall cause the Board of Directors to approve such Transfer, provided that, such Affiliate shall deliver to the non-transferring Party and the JVC a consent in writing to be bound by the terms, restrictions and provisions of this Contract, which is in form and substance reasonably satisfactory to the non-transferring Party.

(vi)	It is expressly agreed by CNGC that, in order to give effect to the provisions of this Section 4.2, it shall provide all necessary cooperation to IMPCO, including, but not limited to, assistance with obtaining the necessary regulatory or government Approvals. Further, CNGC agrees to sign, execute and/or file any and all documents with the People’s Republic of China or its agencies, departments or any other third party to give effect to any transfer of the Membership Interests in accordance with the provisions of this Contract.

ARTICLE V

IMPCO’S CALL OPTION AND LIQUIDATION RIGHT

5.1	IMPCO shall have the option, but not the obligation, exercisable at any time on or after the earlier of (i) five (5) years from the Effective Date or (ii) the failure of the JVC (despite the joint efforts of the parties) to sell at least 15,000 CNG Kits and/or Propane Kits in fiscal year 2003 or any fiscal year thereafter (as determined by the Accountants, provided that the IMPCO kits meet the regulatory requirements), to purchase from CNGC, and CNGC agrees to sell to IMPCO when so required, all but not less than all of the CNGC Membership Interest. Such option shall be exercised by written notice of IMPCO to CNGC which shall be irrevocable. The purchase price for CNGC’s Membership Interest purchased by IMPCO pursuant to this Section 5.1 shall be an amount equal to the then Book Value of the JVC multiplied by CNGC’s then Percentage Interest. The closing of the purchase of the CNGC Membership Interest hereunder shall be within sixty (60) business days of the delivery of a notice of exercise to CNGC.

5.2	IMPCO shall have the option, but not the obligation, exercisable at any time on or after the earlier of (i) five (5) years from the Effective Date or (ii) the failure of the JVC (despite the joint efforts of the parties) to sell at least 15,000 CNG Kits and/or LPG Kits in fiscal year 2003 or any fiscal year thereafter (as determined by the Accountants, provided that the IMPCO kits meet the regulatory requirements), to terminate this Contract and cause the dissolution and liquidation of the JVC in accordance with the terms of Article XV of this Contract.

5.3	It is expressly agreed by CNGC that, in order to give effect to the provisions of Section 5.1 and Section 5.2, it shall provide all necessary cooperation to IMPCO, including, but not limited to, causing its representatives on the Board of Directors to approve the transfer of Membership Interests or the liquidation of the JVC, as the case may be, and assistance with obtaining the necessary regulatory or government Approvals. Further, CNGC agrees to sign, execute and/or file any and all documents with the People’s Republic of China or its agencies, departments or any other third party to give effect to any transfer of Membership Interests or the liquidation of the JVC, as the case may be, in accordance with the provisions of Section 5.1 and Section 5.2.

ARTICLE VI

BUSINESS ACTIVITIES

6.1	The JVC shall operate in accordance with sound and legal business practice and shall abide by the principles of fairness and mutual benefits with the aim of earning satisfactory profits by selling the Products.

6.2	The JVC shall develop, assemble (manufacture) and sell the Products to customers in the Territory. The JVC shall also perform such other related business operations as the Board of Directors of the JVC shall determine from time to time.

ARTICLE VII

RESPONSIBILITIES, DUTIES AND RIGHTS OF THE PARTIES

7.1	The duties and obligations of CNGC are as follows:

(i)	Assist with the provision or recruitment of the equipment and personnel, including, without limitation, the engineers, technicians, workers and translators, necessary to develop and assemble (manufacture) the Products and to sell the Products to the JVC’s customers;

(ii)	Assist the JVC in the application(s) for (a) approval and establishment of the JVC, (b) all required registrations of the JVC, and (c) obtaining a business license and all other required licenses and permits for the JVC, in each case, with the relevant Departments in Charge;

(iii)	Assist the JVC with applications to obtain tax reductions or exemptions within the possible range allowed by the laws of the People’s Republic of China;

(iv)	Assist the JVC with gathering information on the market demand, competitiveness of the Products and business projections in the Territory;

(v)	Assist foreign employees, if any, with obtaining the necessary visas and work permits for entry into and working in the People’s Republic of China;

(vi)	Assist the JVC with arranging the office, boarding and lodging, transportation and medical care of the staff of the JVC;

(vii)	Assist the JVC with opening foreign currency accounts and Renminbi accounts in the Bank of China or other such other banks approved by the State Administration of Exchange Control;

(viii)	Assist the JVC in the transportation of the Products and supplies within the People’s Republic of China and with customs declaration of imports;

(ix)

Through a subsidiary, purchase Products from the JVC for sale to resellers of such Products who have been approved by the JVC (“Aftermarket Sellers”), other than original equipment manufacturers (“OEMs”), it being understood and agreed by the Parties that (a) the sale of the Products to the CNGC subsidiary shall be governed by a distribution agreement, the terms and provisions of which, including, without limitation, the pricing and non-competition provisions, shall be approved by IMPCO and the Board of Directors, and (b) unless the Board of Directors determines otherwise, all sales of Products to OEMs shall be made directly by the JVC;

(x)	Fully pay its initial Capital Contribution requirement set forth in Section 2.3 of this Contract; and

(xi)	Cause the CNGC Directors and its appointed officers to act in accordance with the purposes and provisions of this Contract and the Articles of Association.

(xii)	Fully assist IMPCO in obtaining the necessary Approval and in the remittance of the dividends and other earnings in US currency payable to IMPCO by the JVC outside the People’s Republic of China.

7.2	The duties and obligations of IMPCO are as follows:

(i)	Assist the JVC with resolving technical, operational and management problems by providing advanced and appropriate operation and management experience necessary to achieve high quality Products;

(ii)	Formulate and provide detailed rules and procedures on maintenance, safety and storage of goods and resources used by the JVC to develop, assemble (manufacture) and/or sell the Products;

(iii)	Assist the JVC with issues related to the quality control of the Products;

(iv)	Assist the JVC in getting quotations from IMPCO and from IMPCO’s Affiliates for main engine conversion components;

(v)	Fully pay its initial Capital Contribution requirement set forth in Section 2.3 of this Contract; and

(vi)	Cause the IMPCO Directors and its appointed officers to act in accordance with the purposes and provisions of this Contract and the Articles of Association.

7.3	The Parties agree that the following rights are exclusive to IMPCO:

(i)	Control of Product Quality. IMPCO shall have the right, but not the obligation, to supervise the R & D and assembling (manufacturing) of the Products or any other actions taken with respect to the Products by the JVC and to inspect and test the developed and assembled (manufactured) Products for the purpose of protecting and maintaining the internal standards of quality established by IMPCO for similar products in the United States or elsewhere.

(ii)	Control of Product Marketing. All materials and literature developed and/or produced by or on behalf of the JVC for use in advertising, promoting and marketing the Products in the Territory must be approved by IMPCO prior to use by or on behalf of the JVC.

(iii)	Control of JVC Bank Accounts and Borrowings

a)	With respect to the depository bank or banks used by the JVC, such bank or banks to be determined by the Board of Directors from time to time, only those persons expressly designated in writing by IMPCO and CNGC (the “Designated Persons”—There shall be one (1) designated person from IMPCO and one (1) from CNGC and they shall act together on all maters) shall be authorized to deposit and withdraw (by check or otherwise) the monies of the JVC; provided, however, both IMPCO’s and CNGC’s express prior authorization shall be obtained in all cases where the proposed withdrawal exceeds US$5,000.

b)	Neither the JVC nor CNGC or IMPCO shall borrow money in the name of or for the JVC, or pledge the credit of the JVC, or sign any note or other instrument for the payment of JVC funds, except upon the express prior written consent of IMPCO; provided, however, checks on the JVC bank account(s) will be permissible if drawn by a Designated Person.

ARTICLE VIII

ACCOUNTING AND GENERAL BUSINESS INFORMATION

8.1	The JVC shall make and keep all books of accounts, records and reports in accordance with the People’s Republic of China generally accepted accounting principles and other applicable laws.

8.2	The JVC shall maintain an accounting system in accordance with the Uniform Regulations of the People’s Republic of China on Financial Accounting of sino-foreign equity joint ventures.

8.3	Unless otherwise determined by the Board of Directors, the books of accounts, records and reports of the JVC shall be reviewed by the Accountants on a monthly basis and the results of such review shall be provided to IMPCO, CNGC, and each member of the Board of Directors in a form determined by the Board of Directors.

8.4	The JVC shall prepare quarterly financial statements within ten (10) days of the end of each quarter during each fiscal year, a copy of which (along with a copy of the review opinion issued by the Accountants with respect to the quarterly financial statements) shall be sent to IMPCO, CNGC, and each member of the Board of Directors. The quarterly financial statements shall contain a balance sheet, a statement of income, statement of cash flow, and a profit and loss statement for the accounting period and shall be prepared in accordance with People’s Republic of China generally accepted accounting principles, consistently applied. The quarterly financial statements shall be reviewed by the Accountants and the Accountants shall issue a review opinion thereon. The financial statements shall be prepared in Chinese and English. The Chinese version (if accurate) shall prevail.

8.5

The JVC shall prepare annual financial statements within thirty (30) days of the end of the fiscal year, a copy of which (along with a copy of the audit opinion issued by the Accountants with respect to the annual financial statements) shall be sent to IMPCO, CNGC, and each member of the Board of Directors. The annual financial statements shall contain a balance sheet, a statement of income, a statement of cash flow, and a profit and loss statement for the accounting period and shall be prepared in accordance with People’s Republic of China generally accepted accounting principles, consistently applied. The annual financial statements shall be audited by the

Accountants and the Accountants shall issue an audit opinion thereon. The financial statements shall be prepared in Chinese and English. The Chinese version (if accurate) shall prevail.

8.6	During reasonable business hours, IMPCO and CNGC will have the right to inspect and make copies of any and all of the JVC’s business records, including, without limitation, the financial records, books, accounts and reports. In exercising such right, IMPCO and CNGC shall act in a reasonable manner.

8.7	During reasonable business hours, IMPCO and CNGC shall have the right to visit, enter and inspect each facility and other establishment at which the JVC integrates, processes and/or stores the Products. In exercising such right, IMPCO and CNGC shall act in a reasonable manner.

8.8	The fiscal year of the JVC shall be from January 1 to December 31 of each year.

ARTICLE IX

SUCCESSORS & ASSIGNEES

9.1	The terms of this Contract shall be binding on each Party’s successors and assigns; provided, however, unless otherwise provided by this Contract, neither this Contract nor any of the benefits or rights hereunder shall, directly or indirectly, in any manner whatsoever or by operation of law, be assigned, transferred, divided, shared or sublicensed by any Party to any other person.

ARTICLE X

INDEMNIFICATION

10.1	Indemnification by IMPCO: IMPCO hereby indemnifies CNGC and the JVC and agrees to defend, and hold each of them harmless from and against any and all liabilities, damages, losses, claims, costs and expenses (including reasonable attorneys’ fees) arising out of or resulting from any misrepresentation or breach of a covenant by IMPCO or the non- performance of any obligation to be performed on the part of IMPCO under this Contract.

10.2	Indemnification by CNGC: CNGC hereby indemnifies IMPCO and the JVC and agrees to defend and hold each of them harmless from and against any and all liabilities damages, losses, claims, costs and expenses (including reasonable attorneys’ fees) arising out of or resulting from any misrepresentation or breach of a covenant by CNGC or the non-performance of any obligation to be performed on the part of CNGC under this Contract.

ARTICLE XI

INTELLECTUAL PROPERTY/TECHNOLOGY ASSETS

11.1	The JVC shall register such trademarks as may be determined by the Board of Directors from time to time in the Territory and such other places as may be determined by the Board of Directors from time to time.

11.2

The Parties agree that in the event of the termination of this Contract for any reason whatsoever or in the event IMPCO no longer holds a Membership Interest in the JVC, (i) IMPCO shall have the right to terminate any license agreements between IMPCO and the JVC and/or CNGC with respect to any of the Intellectual Property/Technology Assets and (ii) the JVC and/or CNGC shall not use, for any reason whatsoever (including, without limitation, the R & D, assembling (manufacturing), production, testing or sale of the Products or any components related thereto), either alone or collectively, or have any other third party use, for any reason whatsoever, directly or indirectly, any of the Intellectual Property/Technology Assets, unless such use is expressly consented to by IMPCO in writing.

ARTICLE XII

NON-COMPETITION AND EXCLUSIVE RIGHTS

12.1	As a result of this Contract, CNGC will gain access to the Intellectual Property/Technology Assets. In connection therewith, the Parties expressly agree that:

(i)	During the term of this Contract and for a period of three (3) years after the termination of this Contract for whatever reason, CNGC shall not, directly or indirectly, either alone or collectively, or through any of its associates, affiliates (including its subsidiaries), or any other entity owned or controlled by it, engage in the manufacture, integration or sale of the Products or any components thereof, or any products that are similar to or competitive with the Products or such components in the People’s Republic of China. CNGC shall not have violated the foregoing restriction as the result of (a) integration or sales of the Products by the JVC, or (b) resales of Products purchased by CNGC or one of its subsidiaries from the JVC to Aftermarket Sellers in accordance with Section 7.1(ix) of this Contract, provided that in the case of each of (a) and (b), IMPCO and CNGC continue to hold Membership Interests in the JVC at the time of such actions.

(ii)	The damages that would be suffered by IMPCO as a result of a breach of the provisions of this Article XII may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, IMPCO shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Article XII or otherwise to specifically enforce any of the provisions hereof. In the event of CNGC’s breach of any of the provisions of this Article XII, CNGC also agrees to pay IMPCO liquidated damages in the amount of US$100,000 for each such breach. These remedies are in addition to any other remedy, including, without limitation, the recovery by IMPCO of its actual damages in excess of the liquidated damages, available to IMPCO.

(iii)	The duration and geographic scope of the covenants in this Article XII are reasonable and appropriate. In the event that any court or arbitration body finally determines that the duration or the geographic scope of any such covenant is unreasonable or excessive and therefore unenforceable, the Parties agree that the restrictions of this Article XII shall remain in full force and effect for the greatest time period and geographic scope that would not render it unenforceable. The Parties agree that each of the covenants in this Article XII shall be deemed to be a separate and independent covenant.

ARTICLE XIII

EVENTS OF DEFAULT

13.1	A Party shall be deemed to be in default of this Contract if:

(i)	such Party materially breaches any of the provisions of this Contract (other than, in the case of CNGC, Article XII hereof) and such Party fails to cure such breach within thirty (30) days after having received notice and demand for cure of such breach from the non-breaching Party;

(ii)	such Party commences any bankruptcy proceeding, voluntarily or involuntarily, whether under court supervision or otherwise;

(iii)	such Party becomes insolvent; or

(iv)	in the case of CNGC, CNGC breaches any provision of Article XII hereof.

13.2	If any event of default provided in Section 13.1 above occurs with respect to a Party, and without limiting any recourse or remedy the non-defaulting Party shall have as a result thereof:

(i)	The non-defaulting Party shall, after the expiration of the thirty (30) day period in the case of a default under Section 13.1(i) or immediately in the case of a default under Section 13.1(ii), (iii) or (iv), at its option, be entitled to purchase all of the Membership Interest owned by the defaulting Party. To exercise this right, the non-defaulting Party should make a written offer to purchase the Membership Interest of the defaulting Party at the price determined below in this Section 13.2(i), and the defaulting Party shall be obligated to transfer its Membership Interest within one (1) month of the receipt of the written notice from the non-defaulting Party. The purchase price for the Membership Interests purchased by the non-defaulting Party pursuant to this Section 13.2(i) shall be an amount equal to the then Book Value of the JVC multiplied by 80% of the defaulting Party’s then Percentage Interest. The time period required to obtain government Approvals, if any, for such transfer shall not be included for the purpose of calculating the one (1) month period stated above; or

(ii)	After the expiration of the thirty (30) day period referred to above in Section 13.1(i) or immediately in the case of a default under Section 13.1(ii), (iii) or (iv), the non-defaulting Party, at its option, shall be entitled to terminate this Contract and cause the dissolution and liquidation of the JVC in accordance with the terms of Article XV of this Contract, and in connection with such a liquidation, the non-defaulting Party shall be entitled to receive, as its portion of the residual assets, an amount equal to the then fair market value of the residual assets of the JVC multiplied by 120% of the non-defaulting Party’s then Percentage Interest.

(iii)

The Parties agree that they will execute all necessary documents and render full cooperation as required to effect the provisions of this Section 13.2, including, without limitation, causing their representatives on the Board of Directors to approve the transfer of Membership Interests or liquidation, as the case may be, and giving any consents and no-objection certificates required by the government of the People’s Republic of China or its agencies, departments or any other third party, and otherwise ensure that all necessary government Approvals can be procured to give effect to the provisions of this Section 13.2.

ARTICLE XIV

TERM AND TERMINATION

14.1	This Contract shall be approved by the relevant Departments in Charge in the People’s Republic of China. The JVC shall, within one (1) month of obtaining approval, apply for a business license from the Administration for Industry and Commerce.

14.2	The operational term of the JVC shall be indefinite, but in no event less than ten (10) years, and shall continue in effect unless terminated pursuant to the provisions of Section 5.2, Article XIII or this Article XIV or by the written mutual consent of the Parties in writing along with the unanimous consent of the Board of Directors. The term of this Contract shall be the same as the term of the JVC.

14.3	In the event a Party ceases to be a Party to this Contract for whatever reason, such Party shall immediately cause all of its respective Directors and other nominees and representatives to resign from their positions held with the JVC.

14.4	In the event this Contract is terminated for whatever reason, the claims and the liabilities of each Party that exist at the time of the termination or which shall be subsequently incurred by the causes that exist at the time of the termination, shall survive and be effective until they are fully performed and/or discharged.

14.5	In addition to anything contained hereinabove, this Contract may be terminated by IMPCO upon the following:

(i)	the enactment of any law or regulation in the People’s Republic of China, or the adoption by the government of the People’s Republic of China or any political subdivision thereof of any law, policy, guideline or other similar direction which would have the effect of requiring any change in the terms of this Contract adverse to IMPCO, which shall be determined in the sole discretion of IMPCO;

(ii)	all or any portion of the facilities or assets of the JVC are nationalized, expropriated by, or taken over for a period in excess of one (1) month by the government of the People’s Republic of China or any political subdivisions thereof;

(iii)	an event of Force Majeure preventing the JVC from carrying on its business for a continuous period of at least six (6) months; or

(iv)	if any Party is required, other than in accordance with the provisions of this Contract, to transfer all or part of its Membership Interest or to reduce its Percentage Interest in the JVC due to a change in or enactment of any law, policy, guideline or other similar direction.

ARTICLE XV

DISSOLUTION AND LIQUIDATION

15.1	Unless otherwise agreed to by the Parties, in the event this Contract is terminated for whatever reason, the Parties shall proceed to dissolve and liquidate the JVC. For this purpose, each Party will provide full cooperation and execute all necessary documents and make all necessary filings with any governmental authorities and/or judicial bodies to ensure that the JVC can be voluntarily wound-up and liquidated in the most time and cost efficient manner. If and only if IMPCO permits in writing, the JVC shall be allowed to use the Intellectual Property/Technology Assets during the wind-up phase to the extent the same is necessary to complete any orders pending in favor of the JVC’s customers.

15.2	Upon the termination of this Contract for whatever reason, including, without limitation, the passing of a resolution to that effect by the Board of Directors, by IMPCO pursuant to Section 5.2 hereof, or by the non-defaulting party pursuant to Section 13.2(ii) hereof, the Board of Directors shall, in accordance with the Measures for Liquidation of Foreign Investment Enterprises, determine the procedures and principles for liquidation, nominate candidates for the liquidation committee, and submit the liquidation plan to the relevant Departments in Charge for supervision of the liquidation process.

15.3	The residual assets of the JVC after settlement of the JVC’s liabilities shall be distributed to the Parties in proportion to their respective Percentage Interest; provided, however, in the case of a liquidation pursuant to Section 13.2(ii) hereof, the non-defaulting Party shall be entitled to receive, as its portion of the residual assets, an amount equal to the then fair market value of the residual assets of the JVC multiplied by 120% of the non-defaulting Party’s then Percentage Interest. The residual assets of the JVC in excess of the registered capital of the JVC distributed to the Parties shall be subject to income tax in accordance with the relevant laws of the People’s Republic of China.

15.4	After the termination or dissolution of the JVC, the JVC’s documents, including, without limitation, the original accounting books, Board minutes, corporate documents, and tax records, shall be maintained by and under the custody of CNGC. IMPCO shall be entitled to keep duplications of such documents.

ARTICLE XVI

REPRESENTATIONS AND WARRANTIES

16.1	As of the date of execution of this Contract, IMPCO represents and warrants to CNGC that:

(i)	IMPCO is a company duly incorporated and in good standing under the laws of the State of Delaware, USA, with an office and legal address at 16804 Gridley Place, Cerritos, California 90703, USA;

(ii)	IMPCO has full legal power and authority to execute this Contract and to perform its obligations hereunder; and

(iii)	The execution and performance by IMPCO of this Contract will not conflict with or result in any violation of or default under any mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, law, rule or regulation binding upon IMPCO.

16.2	As of the date of execution of this Contract, CNGC represents and warrants to IMPCO that:

(i)	CNGC has full legal power and authority to execute this Contract and to perform its obligations hereunder;

(ii)	This Contract has been validly executed by CNGC and constitutes a valid and binding obligation of CNGC, enforceable in accordance with its terms against CNGC;

(iii)	The execution and performance by CNGC of this Contract will not conflict with or result in any violation of or default under any mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, law, rule or regulation binding upon CNGC;

(iv)	All actions, consents, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary Approvals) in order to enable CNGC to enter into, execute, and to perform and comply with its obligations under this Contract and to ensure that those obligations are legally binding and enforceable have been obtained, fulfilled and done;

(v)	CNGC acknowledges that IMPCO has entered into this Contract in reliance on the warranties and representations made herein, collectively and severally, by CNGC;

(vi)	All of the statements made by or concerning CNGC in this Contract are true and correct;

(vii)	CNGC is a Joint Stock Company Limited, with a principal office at No. 143 Huayou Road, Chengdu, Sichuan, People’s Republic of China;

(viii)	CNGC has all requisite corporate power and authority to own and operate its properties and to conduct the business that it now conducts;

(ix)	CNGC has all permits, licenses and authorizations necessary to conduct the business that it now conducts;

(x)	All financial information provided directly or indirectly by CNGC to IMPCO is accurate and complete. The financial statements of CNGC have been prepared in accordance with the People’s Republic of China generally accepted accounting principles, consistently applied, in the People’s Republic of China and present a true and fair representation of the financial position of CNGC as of 31st December 2002 and the net worth of CNGC on such date is equal to at least RMB 97,744,705.82;

(xi)	CNGC has duly and timely filed all tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental or municipal charges or levies, penalties, interest and fines due and payable by CNGC on or prior to the date hereof, which will result in any liability on its part after the date of execution of this Contract. CNGC has not incurred any liabilities for taxes since January 1, 1997 other than those in the ordinary course of business;

(xii)	CNGC is not a party to or bound by any tax indemnification agreement, tax sharing agreement or tax allocation agreement with any other person, firm, corporation, or business entity. CNGC is not responsible for any tax obligation or liability of any other person, firm, corporation, or business entity.

(xiii)	There are no actions, suits, proceedings, investigations or claims pending or, to the best knowledge CNGC, threatened against CNGC in respect of taxes, governmental, provincial or municipal charges, levies or assessments, nor are there any matters under discussion with any governmental, provincial or municipal regarding charges, levies or assessments asserted by any such authority; and

(xiv)	No legal, administrative or other proceeding or governmental investigation or unresolved dispute is pending involving, directly or indirectly, CNGC, and no legal, administrative or other proceeding or governmental investigation is threatened, which might reasonably be expected to adversely affect the condition (financial or otherwise), business, operations, prospects or properties of CNGC. CNGC is not subject to any judgement or court order which adversely affects or might reasonably be expected to adversely affect, the business, operations, prospects, properties or conditions (financial or otherwise) of CNGC.

ARTICLE XVII

CONFIDENTIALITY

17.1	During the term of this Contract and for a period of five (5) years thereafter, each Party shall take reasonable steps to prevent the disclosure of any confidential or proprietary information to any third party, which confidential or proprietary information was received from the JVC or the other Party to this Contract (the “Supplying Party”). Neither Party shall use for any purpose (other than as authorized by the Supplying Party) any confidential or proprietary information that is provided by the Supplying Party and marked or designated as “confidential” or the like, except for the following types of information with conclusive proof showing which exception is satisfied:

(i)	Information which, at the time of disclosure, is in the public domain or publicly known or available;

(ii)	Information which, after disclosure to the Party receiving the confidential or proprietary information (the “Recipient Party”), becomes part of the public domain or publicly known or available, except by breach of the terms of this Contract;

(iii)	Information which the Recipient Party can establish by conclusive proof was already in its possession at the time of the disclosure to the Recipient Party;

(iv)	Information which the Recipient Party received rightfully without any confidentiality obligation from a third party who is not prohibited from disclosing such information;

(v)	Information which is independently developed by the Recipient Party; and

(vi)	Information which is required to be disclosed by law or is requested by any governmental body or court of law, provided that, the Supplying Party is given prior notice and such court or governmental body is requested to keep such information confidential to the extent permissible under law.

17.2	Information disclosed pursuant to and under this Contract shall remain the property of the Supplying Party.

17.3	Without the prior consent of the Supplying Party, the Recipient Party shall not disclose to any third party the fact that any such information has been made available to the Recipient Party.

17.4	The Parties to this Contract shall take all reasonable precautions to ensure that the officers, employees and agents of the JVC observe the foregoing obligation of confidentiality.

ARTICLE XVIII

ARBITRATION

18.1	All matters, questions, disputes, differences or claims arising between the Parties as to (i) the effect, interpretation or application of this Contract, (ii) their respective rights, duties or liabilities hereunder, or (iii) any act, matter or thing arising out of or in connection with this Contract (the “Difference”), shall first be resolved through friendly negotiations between the Parties. Such negotiations shall commence within a period of seven (7) working days of the issue of notice (the “Notice”) in writing by one Party to the other Party (the “Notified Party”) calling for the same.

18.2	In the event that such negotiations fail to resolve the Difference within a period of ninety (90) working days from the date of receipt of the Notice by the Notified Party, such Difference shall be finally settled by and pursuant to Hong Kong Arbitration Law and the rules of the Hong Kong International Arbitration Centre by arbitrator(s) appointed in accordance with the established rules of such arbitration body. The arbitration proceedings shall be conducted in Hong Kong and in the English language.

18.3	The Parties shall be responsible for the payment of their respective costs in connection with any arbitration proceeding.

18.4	The existence of a Difference between the Parties hereto, or the initiation or continuance of any arbitration proceedings referred to above, shall not delay or otherwise postpone the performance of the undisputed obligations of the Parties hereto and the arbitrator shall take full cognizance and give due consideration to such performance, if any, in the making of the final award.

18.5	The arbitral award shall be final and binding upon the Parties, and judgment thereon may be rendered by any court having jurisdiction thereof or application may be made to such court for judicial recognition of the award or an order of enforcement, as the case may be. In the event that the arbitral award or judgment rendered thereon is entered by a court of competent jurisdiction for judicial recognition or an order of enforcement, the Parties shall waive all of their rights to object thereto insofar as permissible under the applicable laws.

ARTICLE XIX

FORCE MAJEURE

19.1

No Party shall be held liable or responsible to the other Party for failure or delay in fulfilling or performing any obligation under this Contract if such failure or delay is caused by actions or events which are beyond the reasonable control of the affected Party, the effect of which is to prevent or interfere with that Party’s performance hereunder, including, without limitation, (i) any natural disasters or public enemy, fire, explosion, accident, embargo, or any other circumstances of like or different character commonly referred to as force majeure; or (ii) interruption of or delay in transportation or shortage or failure of supply of materials or equipment, breakdowns, strikes, or other labor strife from whatever cause arising; or (iii) compliance by either Party with any valid order, action, directive, or request of any governmental official, department, agency, or authority. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition and the extent to which the affected Party will be unable to fully perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct such conditions as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform such obligation, provided that, in the event of such prevention or delay as aforesaid, both Parties hereto, instead of exercising the aforesaid option, may consult with each other in order to mutually determine the course of action to be taken, in order to minimize the effects of such prevention or delay and continue the operation of this Contract.

ARTICLE XX

WAIVER

20.1	Failure or delay by a Party to require the performance of any provision of this Contract shall not affect or impair that Party’s right to require full performance thereof at any time thereafter. Each Party may specifically waive, in writing, any breach of this Contract by the other Party, but no such waiver shall constitute a continuing waiver of similar or other breaches by the other Party.

ARTICLE XXI

SEVERABILITY

21.1	If any provision of this Contract is determined by the relevant Departments in Charge, by judicial decision or by the arbitration body to be unlawful, unenforceable or invalid, or is discovered to be so, such provision shall be severed from this Contract. Such invalid provision(s) shall be replaced by a valid provision(s), provided that, the remaining provisions of this Contract shall remain in effect and be binding on the Parties.

ARTICLE XXII

NOTICES

22.1	All notices, requests and other communications under this Contract shall be in writing and shall be deemed to have been duly given, if delivered by hand, at the time of receipt or, if communicated by cable or similar electronic means, at the time receipt thereof has been confirmed by return electronic communication or signal that the message has been clearly received or, if mailed, seven (7) days after mailing, registered airmail return receipt requested, with postage prepaid.

In case of IMPCO to:

Mr. Don L. Dominic,

Vice President and General Counsel

IMPCO TECHNOLOGIES, INC.

16804 Gridley Place

Cerritos, California 90703

U.S.A.

Ph. +1 562 274 0133

Fax No.: 562 860-5106

In case of CNGC to: Mr. Xu Shi Min

President of China Natural Gas Co., Ltd

No. 143 Huayou Road,

Chengdu, Sichuan, 610051,

People’s Republic of China

Ph. +86 28 6017547

Fax. +86 28 3265247

Provided, however, that if a Party shall have designated a different address by notice to the other Party, then to the last address so designated.

ARTICLE XXIII

MISCELLANEOUS

23.1	English shall be used in all correspondence and communications between the Parties. The Contract and any ancillary documents shall be prepared in English and Chinese. All questions arising from this Contract shall be determined by reference to the official Chinese-language version of the Contract and CNGC shall be responsible for any discrepancy between the Chinese version and the English version

23.2	This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

23.3	Each of the Schedule(s) or Exhibit(s) referred to herein and attached hereto are an integral part of this Contract and made a part hereof.

23.4	This Contract sets forth the entire agreement between the Parties and supersedes all prior other agreements and understandings between the Parties and their officers, directors, or employees as to the subject matter hereof. Neither Party has relied upon any oral representation or oral information given to it by any representative of the other Party. No change in this Contract shall be effective either as a result of a course of conduct or oral statements, other than by an agreement in writing duly authorized by a representative of each of the Parties hereto.

23.5	The Chinese and English versions of this Contract shall be prepared in four (4) originals. Each Party shall keep two copies of each version.

23.6	The Parties shall execute this Contract in four counterparts and each executed copy thereof shall be deemed an original without production of the others.

23.7	Any amendment(s) to this Contract shall be made in writing and signed by the Parties to this Contract.

23.8	The Parties agree that all legal costs, expenses and fees incurred in the preparation, execution and delivery of this Contract shall be borne by the respective Parties.

ARTICLE XXIV

NO THIRD PARTY PAYMENT

24.1	Each Party represents to the other Party that it has not made, and agrees that it will not make, in connection with the transactions contemplated by this Contract, or in connection with any other business transactions involving the JVC, any payment or transfer of anything of any value, directly or indirectly, to the following:

(i)	to any government official or employee (including employees of government corporations), or to any political party or candidate; or

(ii)	to any officer, director, employee or representative of any actual or potential JVC customer; or

(iii)	to any other person or entity if such payment or transfer would violate the laws of the country in which such payment or transfer is made or violate the laws of the United States.

24.2	It is the intent of the Parties that no payment or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business. This Section 24.2 shall not, however, prohibit normal and customary business entertainment or the giving of business momentos of nominal value.

ARTICLE XXV

LABOR MANAGEMENT

25.1	The President of the JVC shall establish rules and regulations concerning the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, working time, discipline, rewards, penalty and other employment matters of the JVC in accordance with the relevant laws of the People’s Republic of China.

25.2	The salary and benefits of the management team of the JVC shall be approved by the Board of Directors and adjusted from time to time.

25.3	Any income owing to an individual who is not a citizen of the People’s Republic of China may, after payment of the applicable income tax, be remitted outside of the People’s Republic of China.

ARTICLE XXVI

FOREIGN EXCHANGE CONTROL

26.1	All matters of the JVC related to foreign exchange shall be handled in accordance with the relevant laws and regulations concerning the foreign exchange control of the People’s Republic of China.

26.2	The JVC shall open its capital account and current accounts of foreign currency at a local authorized bank.

ARTICLE XXVII

INSURANCE

27.1	Any insurance policies covering the various risks of the JVC which are required by the laws of the People’s Republic of China to be procured from and maintained with local insurance companies of the People’s Republic of China shall be so procured and maintained.

IN WITNESS WHEREOF, the Parties hereto have executed this Contract and caused their respective corporate seals to be affixed by their officers thereunto duly authorized as of the day and year first written above.

IMPCO TECHNOLOGIES, INC.

By:	/s/ DON DOMINIC
Name:	Don Dominic
Title:	Vice President & General Counsel

WITNESS:

By:	/s/ RENUKA SHAH
Name:	Ms. Renuka Shah
Title:	Legal Assistant

Company:	IMPCO Technologies Inc.

CHINA NATURAL GAS CO. LTD

By:	/s/ XU SHI MIN
Name:	Xu Shi Min
Title:	President

WITNESS:

By:	/s/ LI YINGCHUN
Name:	Mr. Li Yingchun
Title:	Vice President

Company:	CNGC